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                                                             EXHIBIT 10.6.8

September 8, 2000


Kenneth Puzder
2871 Fox Meadow Lane
Saint Louis, Missouri 63010


Dear Ken:

Based on your prior experience, background presented and the excellent impression that you have given us, Panera Bread / Saint Louis Bread Co., is pleased to offer you the position of Vice President Controller, reporting directly to the Chief Financial Officer and Senior Vice President, Bill Moreton. We would like this position to be effective on or before Monday, October 2, 1999. This offer is contingent on background checks.

Your salary for this position will be payable at the annual rate of $115,000. In addition, it is our understanding that your compensation will include the following:

o Consideration for 20,000 stock options, which vest to you over five years. The price per share depends on the value per share on the date of the next Board of Director's meeting following your hire date.

o You will be included in our 2001 Incentive Program. This program rewards you for the completion and quality of individually agreed upon objectives as well as the achievement of your business unit's financial goals and overall Company profitability. Your incentive target is 20% of your base rate (we refer to it as a "double" when you meet agreed upon expectations) with an upside potential of 40% ("homerun"-significantly exceeding expectations). The incentive can be paid out in full or portion thereof, including 0% ("strike"), according to financial performance and your individual performance. If the Company strikes-out for the plan year, no incentive will be paid out. The plan design can be changed without notice.

As a full-time Panera Bread employee, you will be eligible to participate in all Panera Bread benefit plans. The waiting periods and premiums related to these benefits and specific information about plan content will be explained during the orientation process. Our benefit package is subject to ongoing review and


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modifications from time to time. You will receive an Employee Handbook at your benefits orientation, which will explain our vacation and holiday schedule. Panera Bread is a non-smoking work facility. If you have specific questions about our benefits, please contact Courtney Higgins at extension 6318.

This offer is also contingent on your ability to provide employment eligibility documentation as required by law. Please indicate your acceptance of this offer by signing and returning one original of this letter no later than Monday, September 25, 2000, after which time this offer will expire.

We believe that your background and experience will provide a solid foundation for success with Panera Bread. We are extremely enthusiastic about our future growth. If you have any questions about the enclosed information, please let me know. Once again, Ken, we welcome you to Panera Bread and we look forward to your participation, energy, and contributions.

Sincerely,



Karol McNutt                                Bill Moreton
Director Compensation and Benefits          CFO and Senior Vice President




Ron Shaich
Chairman and CEO

I have read and accepted the provisions as outlined above.




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Date                                        Ken Puzder